Exhibit 2

Oi S.A. – In Judicial Reorganization

Corporate Taxpayer’s ID (CNPJ/MF) No. 76.535.764/0001-43

Company Registry (NIRE) No. 33.3.0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), in compliance with the provision set forth in article 12 of CVM Instruction No. 358/02, hereby informs that it has received, on this date, correspondence from JPG GESTÃO DE RECURSOS LTDA. and JGP GESTÃO PATRIMONIAL LTDA., as transcribed below:

“NOTICE TO THE MARKET

JGP GESTÃO DE RECURSOS LTDA., enrolled with the CNPJ/MF under No. 02.312.792/0001-65, with headquarters in the City and State of Rio de Janeiro at Rua Humaitá, No. 275, 11th floor (part) and 12th floor, and JGP GESTÃO PATRIMONIAL LTDA., enrolled with the CNPJ/MF under No. 09.262.533/0001-16, with headquarters in the City and State of Rio de Janeiro at Rua Humaitá, No. 275, 11th floor (part) and 12th floor, acting hereby as managers of investment funds and non-resident investors, whose legal representative in Brazil is BNY Mellon Serviços Financeiros DTVM S.A., enrolled with the CNPJ/MF under No. 02.201.501/0001-61 (“Investors”), in accordance with CVM Instruction No. 358/2002, amended by CVM Instructions No. 369/02, 449/07, 547/14, 552/14, 568/15 and 590/17, hereby informs that, as a result of trades made in the past days at the Bolsa de Valores de São Paulo – BOVESPA over the last few days, the Investors purchased common stock of Oi S.A. (“Company”),now owning 34,640,300 (thirty four million, six hundred and forty thousand, three hundred) of the Company’s common stock. The aforementioned ownership represents 5.19% (five point nineteen percent) of the common stock of the Company.

We further inform that the investors hold 4,145,000 (four million, one-hundred forty-five thousand) common shares referenced by unsecured derivatives instruments with exclusive financial liquidation.

The abovementioned purchases do not aim to change the ownership of control or the Company’s administrative structure. There is no understanding or agreement among the Investors regarding the exercise of voting rights or the purchase and sale of the securities issued by the Company.”

Rio de Janeiro, February 8, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer